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[Pioneer Logo]



                                                                    Exhibit 4(b)





                                 June 30, 1993





National City Bank
Society National Bank
Star Bank, N.A.


      Re: Extension of Subject Commitments under
           Credit Agreement dated January 23, 1992


Gentlemen:


        Reference is made to the Credit Agreement by and among you, the undersigned (Borrower) and National City Bank as your agent which provides for, among other things, subject commitments aggregating $30,000,000 and available to Borrower, upon certain terms and conditions, on a revolving basis until January 1, 1996 (the conversion date now in effect) and on an amortizing basis thereafter until January 1, 2000 subject, however, in either case to earlier reduction or termination pursuant to the credit agreement.

        Borrower hereby requests that the credit agreement be amended by deleting the date "January 1, 1996" from subsection 2A.02 (captioned "TERM"), as amended, and by substituting for that deleted date the date "January 1, 1997".

        In all other respects the credit agreement shall remain in full effect.

        This letter has been executed and delivered to each of you in triplicate. If you assent to the extension, kindly send two signed copies of your assent to your agent who will, if the extension becomes effective, forward one such copy to Borrower and inform you of the extension.



                                         Pioneer-Standard Elecnonics, Inc.




                                         By:   /s/ John V. Goodger
                                             ---------------------------------



The undersigned hereby assents to the foregoing.


National City Bank                       Society National Bank




By:  /s/                                 By:  /s/
   --------------------------------         ----------------------------------


Star Bank, N.A.



By:  /s/
   --------------------------------